Exhibit 3.1

ARTICLES OF AMENDMENT OF

RESTATED ARTICLES OF INCORPORATION

OF

ARCTIC CAT INC.

The undersigned, the Secretary of Arctic Cat Inc., a Minnesota corporation (the “Corporation”), hereby certifies that the following resolutions were duly adopted on August 7, 2014, pursuant to the Minnesota Business Corporation Act, Chapter 302A, Minnesota Statutes, and the Bylaws of the Corporation:

RESOLVED, that Article XIII of the Corporation’s Restated Articles of Incorporation be, and the same hereby is, added in its entirety to read as follows:

“Each director shall be elected by a majority of the votes cast with respect to the director by the shares represented in person or by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present; provided, however, that at any meeting of shareholders for which the Secretary of the Corporation determines that the number of nominees exceeds the number of directors to be elected as of the record date for such meeting, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at such meeting and entitled to vote on the election of directors. For purposes of this Article XIII, if directors are to be elected by a plurality of the votes cast, shareholders shall only be permitted to vote “for” or “withhold” when voting for a nominee. For purposes of Article XIII, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Votes cast shall include votes “for” and “against” a nominee and exclude “abstentions” and “broker non-votes” with respect to that nominee’s election.”

Dated: August 8, 2014

/s/ Timothy C. Delmore
Timothy C. Delmore, Secretary